Exhibit 99.1

RH ANNOUNCES COMPLETION OF $2 BILLION DEBT FINANCING

CORTE MADERA, Calif.--(BUSINESS WIRE)--October 25, 2021--RH (NYSE: RH) today announced the completion of a $2 billion debt financing (the “Term Loan”) by means of a Term Loan Credit Agreement through its subsidiary, Restoration Hardware, Inc. (“RHI”), as the borrower, Bank of America, N.A. as administrative agent and collateral agent, and the various lenders party thereto (the “Term Loan Credit Agreement”). The Term Loan has a maturity date of October 20, 2028 and a floating interest rate based on 2.5% spread over LIBOR subject to a 0.50% LIBOR floor.

Gary Friedman, Chairman and Chief Executive Officer of RH, commented, “This $2.0 billion debt financing creates substantial optionality as we continue to invest in positioning RH as a market defining, global luxury brand.”

Mr. Friedman continued, “The Term Loan represents an attractive cost of capital and enables RH to be opportunistic in creating long term value for our shareholders.”

Jack Preston, Chief Financial Officer of RH, commented, “We are pleased with the substantial level of support we received with our first issuance of rated debt. We anticipate that the additional interest expense as a result of the Term Loan will be approximately $11 million on an after-tax basis in the fiscal fourth quarter of 2021.”

The issuance of the Term Loan was assigned a Ba2 rating from Moody’s Investors Service and BB rating from S&P Global.

Proceeds of the Term Loan are expected to be used for general corporate purposes. In addition, a portion of the proceeds are expected to be used to pay the principal amount of RH’s outstanding convertible notes that elect early conversion. As of October 20, 2021, holders of RH’s 0.00% convertible senior notes due 2023 (the “2023 Convertible Notes”) and RH’s 0.00% convertible senior notes due 2024 (the “2024 Convertible Notes”) have elected early conversion settlement with respect to $256 million in principal amount of the 2023 Convertible Notes and $124 million in principal amount of the 2024 Convertible Notes and RH anticipates that such early conversion elections will continue in advance of the maturity of the convertible notes. RH expects to pay holders in cash with respect to the principal amount of convertible notes that elect early conversion.

Additional details regarding the Term Loan are available in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 25, 2021.

ABOUT RH

RH (NYSE: RH) is a curator of design, taste and style in the luxury lifestyle market. The Company offers collections through its retail galleries, source books, and online at RH.com, RHModern.com, RHBabyandChild.com, RHTEEN.com and Waterworks.com.

FORWARD-LOOKING STATEMENTS

This Release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements concerning the terms and conditions of the Term Loan Credit Agreement and Intercreditor Agreement, the potential cost of capital made available to the RH subsidiaries under such Term Loan Credit Agreement, the interest rate associated with the Term Loan, the length of time the Term Loan may remain outstanding, the potential use of proceeds of amounts borrowed under the Term Loan Credit Agreement including the repayment of the 2023 and 2024 Convertible Notes, the sources and uses of capital, our belief that we will remain opportunistic with both the sources and uses of capital, statements that the Term Loan represents an attractive instrument, our belief that the Term Loan will provide additional opportunities and flexibility in our allocation of capital that will create value for our shareholders, statements regarding the credit ratings of the issuance, the covenants and restrictions contained in the Term Loan Credit Agreement and the ability of the loan parties to maintain compliance with the terms and conditions of the Term Loan Credit Agreement and Intercreditor Agreement, from time to time. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “if,” “anticipate,” “estimate,” “expect,” “project,”

“plan,” “intend,” “believe,” “may,” “will,” “should,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future events. We cannot assure you that future developments affecting us will be those that we have anticipated. Important risks and uncertainties that could cause actual results to differ materially from our expectations include, among others, risks and uncertainties relating to the aggregate overall level of indebtedness that we incur, the terms and conditions of any debt financing including the Term Loan Credit Agreement, risks and uncertainties concerning the use of proceeds with respect to any debt financing including the Term Loan Credit Agreement, risks and uncertainties related to our decisions regarding the allocation and uses of capital, risks and uncertainties related to fluctuations in interest rates, risks and uncertainties concerning whether the financial performance of the Company meets expectations, and those other risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in RH’s Annual Report on Form 10-K most recently filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at ir.rh.com and on the SEC website at www.sec.gov. You should not place undue reliance on these forward-looking statements. Any forward-looking statement made by us in this Release speaks only as of the date on which we make it. RH expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

CONTACTS

PRESS CONTACT

Celine Polintan, cpolintan@RH.com

INVESTOR RELATIONS CONTACT

Allison Malkin, 203.682.8225, allison.malkin@icrinc.com